Exhibit 99.1

NEWS

release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Kevin M LeMahieu, Chief Financial Officer

Phone: (920) 652-3200 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the Fourth Quarter of 2018

•	Net income of $6.1 million and $25.5 million for the three months and year ended December 31, 2018
•	Earnings per common share of $0.91 and $3.81 for the three months and year ended December 31, 2018
•	Annualized return on average assets of 1.37% and 1.43% for the three months and year ended December 31, 2018
•	Quarterly cash dividend of $0.20 per share declared, matching prior quarter and up 25% from the prior year quarter

MANITOWOC, Wis, January 23, 2019 -- Bank First National Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., reported net income of $6.1 million, or $0.91 per share, for the fourth quarter of 2018, compared with net income of $3.3 million, or $0.50 per share, for the respective prior-year period. For the year ended December 31, 2018, Bank First earned $25.5 million, or $3.81 per share, compared to $15.3 million, or $2.44 per share for the full year of 2017.

“I am very proud of our team at Bank First. This past year represented a successful integration of our new western region offices along with significant improvements in the asset quality issues that were present when we acquired them in October 2017,” stated Mike Molepske, CEO and President of Bank First. “Last year Bank First also achieved a major milestone in becoming a fully public SEC registrant and up-listing our common stock on the NASDAQ exchange. We are excited for the coming year as we continue to make significant investments in our legacy market communities and move towards the completion of our recently announced definitive agreement to add the Partnership Bank team to our organization.”

Operating Results

Net interest income during the fourth quarter of 2018 was $15.5 million, roughly even with the prior 2018 quarter, and up $0.4 million from the fourth quarter of 2017. Net interest income for the full year 2018 was $63.1 million, up from $45.7 million for the full year 2017.

Interest income related to purchase loan accounting entries, resulting from our purchase of Waupaca Bancorporation, Inc. (“Waupaca”) during the fourth quarter of 2017, increased net income (after tax) during the fourth quarter of 2018 by $0.8 million, or $0.12 per share, compared to $1.0 million, or $0.15 per share, for the fourth quarter of 2017. For the full year 2018, these entries increased net income by $4.2 million, or $0.63 per share, compared to $1.0 million, or $0.15 per share, for the full prior year.

Net interest margin was 3.85% for the fourth quarter of 2018, compared to 3.81% for the previous quarter and 3.89% for the fourth quarter of 2017. The aforementioned purchase loan accounting entries added 0.26%, 0.29% and 0.35% to net interest margin for each of these periods, respectively.

Bank First recorded a provision for loan losses of $0.8 million during the fourth quarter of 2018, compared to $0.4 million during the prior-year fourth quarter. Provision expense was $2.9 million for the full year 2018, compared to $1.1 million for the full year 2017. The elevated provision expense was primarily a result of needing to provide an allowance for loan losses for the loans acquired in the Waupaca transaction as they renewed and rolled off of purchase loan accounting treatment.

Noninterest income was $2.6 million during the fourth quarter of 2018, compared to $2.5 million during the prior 2018 quarter and $1.9 million during the fourth quarter of 2017. The increase in year-over-year quarterly noninterest income was partially due to an improvement of $0.4 million in loan servicing income which resulted from a positive revaluation of our mortgage servicing rights asset during the fourth quarter of 2018. Also, income from our investment in Ansay & Associates, LLC (Ansay) totaling $0.2 million during the fourth quarter of 2018 compared favorably to a loss of $0.1 million during the fourth quarter of 2017. Income from Ansay on a full-year basis during 2018 saw a 27% increase from 2017.

Noninterest expense was $9.9 million in the fourth quarter of 2018, compared to $9.7 million during the previous 2018 quarter and $10.4 million during the fourth quarter of 2017. The aforementioned acquisition of Waupaca during the fourth quarter of 2017 led to significantly elevated noninterest expense for that quarter, and also significantly increased the scale of the Bank’s operations. This increased scale led the full year 2018 to exhibit higher expenses in the areas of personnel, occupancy and data processing.

Net income during the fourth quarter and full year 2018 benefited from a reduction in the corporate federal income tax rate, which was lowered from 35 percent to 21 percent on January 1, 2018, as a result of the enactment of the Tax Cuts and Jobs Act. Bank First’s effective tax rate was 18.3% and 20.6% during the fourth quarter and full year of 2018, compared to 47.0% and 36.6% for the respective prior-year periods.

Balance Sheet

Total assets were $1.79 billion at December 31, 2018, up $39.8 million from December 31, 2017. Over that same time period, total loans increased $30.9 million, equating to an annualized growth rate of 2.2%. Bank First’s legacy markets saw loan growth of 7.5% during 2018, while loan balances in markets acquired in the Waupaca transaction saw year-over-year contraction of $51.8 million, or approximately 17.2%. Annualized loan growth in legacy markets was slightly muted for 2018 by several large payoffs and pay-downs on commercial credits near year end.

“We are happy when our customers are successful in developing and eventually selling their businesses,” continued Molepske. “Unfortunately, these situations can cause temporary short-term volatility in our growth trends. We maintain a solid pipeline of commercial credits moving into 2019 and are confident we will continue to develop customer relationships at our historical peer leading metrics.”

Total deposits, nearly all of which remain core deposits, ended 2018 at $1.56 billion, up $50.5 million from December 31, 2017. Deposit growth outpaced loan growth by nearly $20.0 million during 2018, leaving the Bank poised to capitalize on the solid loan production pipeline that existed at the end of 2018.

Asset Quality

Nonperforming assets at December 31, 2018, totaled $23.3 million, down from $31.1 million at the end of the third quarter of 2018. Nonperforming assets to total assets ended 2018 at 1.30%, down from 1.79% at the end of the previous quarter. Excluding relationships and foreclosed properties acquired in the Waupaca acquisition, the Bank’s nonperforming assets to total assets equaled 0.47% at December 31, 2018, of which two-thirds related to one commercial credit that is anticipated to be resolved favorably during the first quarter of 2019. Loans past due by greater than 30 days and still considered performing totaled only $0.4 million at the end of 2018.

Capital Position

Stockholder’s equity totaled $174.3 million at December 31, 2018, an increase of $5.2 million from the previous quarter and $12.6 million from December 31, 2017. Strong earnings served to increase capital while being offset by dividends totaling $4.5 million and repurchases of BFC stock into treasury totaling $10.4 million during the year. In addition to these items, Ansay recorded an adjustment at the end of 2018 to comply with new revenue recognition accounting standards which resulted in a direct increase to equity of $1.6 million. At December 31, 2018, the Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 11.2 percent.

Dividend Declaration

The Corporation’s Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on April 8, 2019, to shareholders of record as of March 25, 2019.

Bank First National Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 18 banking locations in Manitowoc, Brown, Sheboygan, Outagamie, Winnebago, Waupaca and Barron counties. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-member of a data processing subsidiary, UFS, LLC, which provides data and technology services for over 50 Midwest banks. The Company employs approximately 253 full-time equivalent staff and has assets of $1.79 billion as of December 31, 2018. Further information about Bank First National Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First National Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First National Corporation or on its behalf. Bank First National Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First National Corporation

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017	12/31/2018	12/31/2017

Results of Operations:

Interest income	$19,753	$19,510	$19,372	$19,309	$17,430	$77,944	$53,472
Interest expense	4,240	3,974	3,604	3,027	2,298	14,845	7,732

Net interest income	15,513	15,536	15,768	16,282	15,132	63,099	45,740
Provision for loan losses	750	800	900	485	420	2,935	1,055

Net interest income after provision for loan losses	14,763	14,736	14,868	15,797	14,712	60,164	44,685

Noninterest income	2,553	2,508	3,027	3,443	1,888	11,531	9,848
Noninterest expense	9,893	9,708	10,064	9,977	10,418	39,642	30,394

Income before income tax expense	7,423	7,536	7,831	9,263	6,182	32,053	24,139
Income tax expense	1,362	1,604	1,431	2,200	2,904	6,597	8,826

Net income	$6,061	$5,932	$6,400	$7,063	$3,278	$25,456	$15,313

Earnings per common share (basic and diluted):	$0.91	$0.89	$0.96	$1.05	$0.50	$3.81	$2.44

Common Shares:

Basic and diluted weighted average	6,647,586	6,661,337	6,672,344	6,714,347	6,612,114	6,673,758	6,285,901
Outstanding	6,610,358	6,659,021	6,662,292	6,692,407	6,805,684	6,610,358	6,805,684

Noninterest income / noninterest expense:

Service charges	$890	$971	$786	$846	$790	$3,493	$2,950
Income from Ansay	180	176	562	1,196	(125)	2,114	1,663
Income from UFS	708	660	586	609	679	2,563	2,390
Loan servicing income	372	260	604	242	117	1,478	1,158
Net gain on sales of mortgage loans	188	144	128	157	182	617	895
Noninterest income from strategic alliances	22	24	21	23	24	90	94
Other noninterest income	193	273	340	370	221	1,176	698

Total noninterest income	$2,553	$2,508	$3,027	$3,443	$1,888	$11,531	$9,848

Personnel expense	$5,532	$5,205	$5,446	$5,317	$5,681	$21,500	$16,595
Occupancy, equipment and office	799	817	532	1,350	920	3,498	3,097
Data processing	899	856	925	939	848	3,619	2,939
Postage, stationery and supplies	156	138	159	167	178	620	452
Net (gain) loss on sales of other real estate owned	(79)	233	(38)	136	(10)	252	(49)
Net (gain) loss on sales of securities	-	(19)	47	3	23	31	32
Advertising	78	36	54	52	59	220	183
Charitable contributions	121	169	322	373	104	985	495
Outside service fees	899	817	896	520	1,685	3,132	3,317
Amortization of intangibles	189	189	189	189	129	756	132
Other noninterest expense	1,299	1,267	1,532	931	801	5,029	3,201

Total noninterest expense	$9,893	$9,708	$10,064	$9,977	$10,418	$39,642	$30,394

Period-end balances:

Loans	$1,428,494	$1,441,477	$1,434,504	$1,405,245	$1,397,547	$1,428,494	$1,397,547
Allowance for loan losses	12,248	11,560	13,047	12,113	11,612	12,248	11,612
Investment securities available-for-sale, at fair value	118,906	119,623	121,550	124,238	119,043	118,906	119,043
Investment securities held-to-maturity, at cost	40,768	40,882	41,203	39,082	39,991	40,768	39,991
Goodwill and other intangibles, net	20,321	20,425	20,614	20,413	20,663	20,321	20,663
Total assets	1,793,165	1,735,754	1,741,874	1,703,623	1,753,404	1,793,165	1,753,404
Deposits	1,557,167	1,486,470	1,495,424	1,468,713	1,506,642	1,557,167	1,506,642
Stockholders' equity	174,323	169,133	165,200	161,795	161,728	174,323	161,728
Book value per common share	26.37	25.40	24.80	24.18	23.76	26.37	23.76
Tangible book value per common share	23.76	22.78	22.15	21.52	21.11	23.76	21.11

Average balances:

Loans	$1,435,745	$1,437,832	$1,424,604	$1,404,766	$1,333,598	$1,425,847	$1,130,024
Interest-earning assets	1,637,080	1,654,966	1,676,017	1,671,358	1,600,473	1,659,768	1,379,127
Total assets	1,755,835	1,772,768	1,794,227	1,786,306	1,701,974	1,777,188	1,468,436
Deposits	1,510,978	1,487,865	1,474,952	1,470,579	1,385,150	1,486,411	1,190,848
Interest-bearing liabilities	1,144,202	1,185,391	1,215,923	1,211,571	1,109,472	1,189,077	976,423
Goodwill and other intangibles, net	20,377	20,610	20,474	20,503	18,587	20,472	11,102
Stockholders' equity	170,992	167,651	162,860	161,331	148,950	165,740	136,002

Financial ratios:

Return on average assets	1.37%	1.33%	1.42%	1.57%	0.76%	1.43%	1.04%
Return on average common equity	14.06%	14.04%	15.59%	17.37%	8.73%	15.36%	11.26%
Average equity to average assets	9.74%	9.46%	9.08%	9.03%	8.75%	9.33%	9.26%
Stockholders' equity to assets	9.72%	9.74%	9.48%	9.50%	9.22%	9.72%	9.22%
Tangible equity to tangible assets	8.85%	8.83%	8.56%	8.54%	8.28%	8.85%	8.28%
Loan yield	5.09%	4.98%	5.04%	5.12%	4.80%	5.06%	4.32%
Earning asset yield	4.88%	4.76%	4.72%	4.77%	4.46%	4.78%	4.02%
Cost of funds	1.47%	1.33%	1.19%	1.01%	0.82%	1.25%	0.79%
Net interest margin, taxable equivalent	3.85%	3.81%	3.86%	4.04%	3.89%	3.89%	3.45%
Net loan charge-offs to average loans	0.00%	0.16%	0.00%	0.00%	0.00%	0.16%	0.01%
Nonperforming loans to total loans	1.44%	1.99%	1.43%	1.45%	1.47%	1.44%	1.47%
Nonperforming assets to total assets	1.30%	1.79%	1.32%	1.44%	1.42%	1.30%	1.42%
Allowance for loan losses to loans	0.86%	0.80%	0.91%	0.86%	0.83%	0.86%	0.83%